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                                                        EXHIBIT 21

                    SUBSIDIARIES OF THE REGISTRANT

        The following is a list of the Company's subsidiaries as of December 31, 1998, except for unnamed subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

                    G. D. Searle & Co. (Delaware)

                    DEKALB Genetics Corporation (Delaware)

                    Monsanto Europe, S.A.N.V. (Belgium)


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